SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: April 1, 2002
                (Date of earliest event reported) March 15, 2002


                        DOBSON COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)


         OKLAHOMA                   333-23769                73-1513309
(State or other jurisdiction       (Commission              (IRS Employer
   of incorporation)               File Number)           Identification No.)

                             14201 Wireless Way
                          Oklahoma City, Oklahoma         73134
               (Address of principal executive offices) (Zip Code)

                                 (405) 529-8500
              (Registrant's telephone number, including area code)

Information To Be Included in the Report

Item 1. Change of Control of Registrant

     The Registrant's principal stockholder, Dobson CC Limited Partnership, or DCCLP, entered into an Amended, Restated and Consolidated Credit Agreement with Bank of America, N.A. on August 27, 2001 (the "loan agreement"). To secure its obligations under the loan agreement, which aggregated approximately $270 million principal amount at March 15, 2002, DCCLP pledged, among other assets, an aggregate of approximately 53.6 million shares of the Registrant's Class A and Class B common stock. The pledged shares represented approximately 57% of the economic interests and 88% of the voting interests in the Registrant. The loans under the loan agreement were scheduled to mature on April 30, 2002. The Registrant has been advised by DCCLP that on March 15, 2002, DCCLP and the Bank of America amended the loan agreement which amendment, among other things, extended the maturity date of the loan to March 31, 2003.

     The loan agreement, as amended, eliminates the requirement for any particular level of collateral coverage and does not require any scheduled payments of principal or interest prior to maturity. In addition, the amended loan agreement provides that the maturity date of the loan agreement may be extended until March 31, 2004 if the aggregate amount of payments (principal and interest) made by DCCLP to the Bank of America prior to March 31, 2003 is no less than $75.0 million and at March 31, 2003, the value of the collateral then securing the loan is not less than the unpaid principal balance of the loan. Pursuant to the requirements of the amended loan agreement, DCCLP has established a "plan" under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 pursuant to which DCCLP will sell not more than 1.5 million shares of the Registrant's common stock during each calendar quarter pursuant to Rule 144 promulgated under the Securities Act of 1933. Under the amended loan agreement, proceeds from any such sales of stock will be applied first to interest and fees, then to an interest reserve and then to principal. Under its 10b5-1 plan, DCCLP is not required to sell any shares of the Registrant's common stock unless the market price of the stock is at or above certain specified levels.

     The unpaid principal balance of the loan at March 15, 2002 was approximately $270.0 million and the collateral for the loan continues to be a pledge of the Registrant's common stock held by DCCLP. The Bank of America has the right, under certain circumstances, to exercise options to purchase from DCCLP a limited number of shares of the Registrant's common stock held by DCCLP. The Registrant has granted the Bank of America certain registration rights with respect to the stock securing the loan agreement and shares acquired through the exercise of such options.

     The amended loan agreement contains customary default provisions and, in addition, provides that an event of default will occur if the Registrant is in default of the financial covenants contained in its bank credit facility with respect to the Registrant's leverage ratio, pro forma debt service coverage, interest coverage ratio and fixed charge coverage ratio, and the default is not cured within specified periods. Additionally, an event of default will occur under the amended loan agreement if

o the Registrant fails to maintain a ratio of total debt to operating cash flow of at least 8.50-to-1 and such default is not cured within a specified period, or

o the Registrant engages in a Rule 13e-3 transaction under the Securities Exchange Act of 1934, or DCCLP's "plan" under Rule 10b5-1 (or any substitute plan) is terminated or ceases to be in full force and effect.

     In addition, an affiliate of DCCLP has a personal loan secured by a pledge of stock of the general partner of DCCLP. If an event of a default should occur under that loan and the lender were to foreclose on those shares, the lender could be deemed the beneficial owner of shares of the Registrant's common stock held by DCCLP, which could result in a change of control event. For a discussion of the effect of a change of control event, reference is made to the discussion in Item 1 of the Registrant's Form 8-K dated September 6, 2001.

Item 7. Financial Statements and Exhibits

      The following exhibit is filed as a part of this report:

Exhibit
No.       Description
-------   -----------

99.1 Registrant's Current Report on Form 8-K dated September 6, 200l, which is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              DOBSON COMMUNICATIONS CORPORATION


                              By  EVERETT R. DOBSON
                                  Everett R. Dobson, Chairman of the Board and
                                  Chief Executive Officer

March 29, 2002

                                  EXHIBIT INDEX

Exhibit
No.        Description                       Method of Filing
-------    -----------                       ----------------

99.1       Registrant's Current Report on    Incorporated herein by reference
           Form 8-K dated September 6, 2001